UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Carbon Black, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

14081R 103

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAMES OF REPORTING PERSONS .406 Ventures Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,435,535
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,435,535

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,435,535
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Point 406 Ventures I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,000,833
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,000,833

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,000,833
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.4%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS Point 406 Ventures I-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 14,426
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 14,426

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,426
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .02%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS 1941 Co-Invest, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 939,526
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 939,526

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 939,526
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

1	NAMES OF REPORTING PERSONS B941, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 480,750
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 480,750

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 480,750
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

1	NAMES OF REPORTING PERSONS .406 Ventures I GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,435,535
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,435,535

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,435,535
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS .406 Ventures I GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,435,535
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,435,535

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,435,535
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

1	NAMES OF REPORTING PERSONS .406 Ventures Management GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,435,535
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,435,535

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,435,535
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

1	NAMES OF REPORTING PERSONS Maria Cirino
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 31,007
	6	SHARED VOTING POWER 4,435,535
	7	SOLE DISPOSITIVE POWER 25,000
	8	SHARED DISPOSITIVE POWER 4,435,535

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,466,542
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

1	NAMES OF REPORTING PERSONS Liam Donohue
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,435,535
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,435,535

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,435,535
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

Item 1(a).	Name of Issuer:

Carbon Black, Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

1100 Winter Street, Waltham, MA 02451

Item 2(a).	Names of Persons Filing:

The names of the persons filing this report (collectively, the “Reporting Persons”) are:

.406 Ventures Management, L.P.

Point 406 Ventures I, L.P.

Point 406 Ventures I-A, L.P.

1941 Co-Invest, LLC

B941, LLC

.406 Ventures I GP, L.P.

.406 Ventures I GP, LLC

.406 Ventures Management GP, LLC

Maria Cirino

Liam Donohue

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of each of the Reporting Persons is:

470 Atlantic Ave., 12th Floor

Boston, MA 02110

Item 2(c).	Citizenship:

.406 Ventures Management, L.P. - Delaware

Point 406 Ventures I, L.P. - Delaware

Point 406 Ventures I-A, L.P. - Delaware

1941 Co-Invest, LLC - Delaware

B941, LLC - Delaware

.406 Ventures I GP, L.P. - Delaware

.406 Ventures I GP, LLC – Delaware

.406 Ventures Management GP, LLC - Delaware

Maria Cirino – United States

Liam Donohue – United States

Item 2(d).	Title of Class of Securities:

Common stock, $0.001 par value per share (“Common Stock”)

Item 2(e).	CUSIP Number:

14081R 103

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

The information required by this item with respect to each Reporting Person is set forth in Rows 5 through 9 and 11 of the cover page to this Schedule 13G. The ownership percentages reported are based on 67,951,050 outstanding shares of Common Stock, as reported in the Issuer’s Form 10-Q filed on October 25, 2018.

.406 Ventures I GP, L.P. is the general partner of each of Point 406 Ventures I, L.P., Point 406 Ventures I-A, L.P., 1941 Co-Invest, LLC and B941, LLC. .406 Ventures I GP, LLC is the general partner of .406 Ventures I GP, L.P. Ms. Cirino and Mr. Donohue are managing members of .406 Ventures I GP, LLC. .406 Ventures Management, L.P. is the management company hired by .406 Ventures I GP, LP. .406 Ventures Management GP, LLC is the general partner of .406 Ventures Management, L.P.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 14, 2019

.406 VENTURES MANAGEMENT, L.P.

By:	.406 Ventures Management GP, LLC

By:	/s/ Maria Cirino
Name: Maria Cirino
Title: Managing Partner

POINT 406 VENTURES I, L.P.

By:	.406 Ventures I GP, LLC

By:	/s/ Maria Cirino
Name: Maria Cirino
Title: Managing Partner

POINT 406 VENTURES I-A, L.P.

By:	.406 Ventures I GP, LLC

By:	/s/ Maria Cirino
Name: Maria Cirino
Title: Managing Partner

1941 CO-INVEST, LLC

By:	.406 Ventures I GP, LLC

By:	/s/ Maria Cirino
Name: Maria Cirino
Title: Managing Partner

B941, LLC

By:	.406 Ventures I GP, LLC

By:	/s/ Maria Cirino
Name: Maria Cirino
Title: Managing Partner

.406 VENTURES I GP, L.P.

By:	.406 Ventures I GP, LLC

By:	/s/ Maria Cirino
Name: Maria Cirino
Title: Managing Partner

.406 VENTURES I GP, LLC

By:	/s/ Maria Cirino
Name: Maria Cirino
Title: Managing Partner

.406 VENTURES MANAGEMENT GP, LLC

By:	/s/ Maria Cirino
Name: Maria Cirino
Title: Managing Partner

/s/ Maria Cirino
MARIA CIRINO

/s/ Liam Donohue
LIAM DONOHUE

EXHIBIT 1

AGREEMENT

The persons below hereby agree that the Schedule 13G to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13G, shall be filed on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Date February 14, 2019

.406 VENTURES MANAGEMENT, L.P.

By:	.406 Ventures Management GP, LLC

By:	/s/ Maria Cirino
Name: Maria Cirino
Title: Managing Partner

POINT 406 VENTURES I, L.P.

By:	.406 Ventures I GP, LLC

By:	/s/ Maria Cirino
Name: Maria Cirino
Title: Managing Partner

POINT 406 VENTURES I-A, L.P.

By:	.406 Ventures I GP, LLC

By:	/s/ Maria Cirino
Name: Maria Cirino
Title: Managing Partner

1941 CO-INVEST, LLC

By:	.406 Ventures I GP, LLC

By:	/s/ Maria Cirino
Name: Maria Cirino
Title: Managing Partner

B941, LLC

By:	.406 Ventures I GP, L.P.
By:	.406 Ventures I GP, LLC

By:	/s/ Maria Cirino
Name: Maria Cirino
Title: Managing Partner

.406 VENTURES I GP, L.P.

By: ..406 Ventures I GP, LLC

By:	/s/ Maria Cirino
Name: Maria Cirino
Title: Managing Partner

.406 VENTURES I GP, LLC

By:	/s/ Maria Cirino
Name: Maria Cirino
Title: Managing Partner

.406 VENTURES MANAGEMENT GP, LLC

By:	/s/ Maria Cirino
Name: Maria Cirino
Title: Managing Partner

/s/ Maria Cirino
MARIA CIRINO

/s/ Liam Donohue
LIAM DONOHUE